SECURED PROMISSORY NOTE

$141,178.74

FOR VALUE RECEIVED, U.S. Wireless Online, Inc., a Nevada corporation (“Maker”) promises to pay to the order of Richard Williamson, II (“Lender”) in lawful money of the United States of America, the principal sum of One Hundred Forty One Thousand One Hundred Seventy Eight and Seventy Four One-Hundredths Dollars ($141,178.74).

This Note shall be for a term of 24 months from the date of execution and yield interest at a rate of 16% per annum. Payments shall be made at $10,000 per month for the first three months, $11,000 per month for months 4 through 12, $1,014.90 per month for months 13 through 23 and $1,014.84 for the final payment in month 24.

This Note is to be secured by the Maker pursuant to a Security Agreement dated December 27, 2006 between Richard Williamson, II and IElement Corporation.

This Promissory Note is made pursuant to the Settlement Agreement dated December 21, 2006 between U.S. Wireless Online, Inc., a Nevada corporation, DHR Technologies, Inc., a Florida corporation, Richard Williamson, II, an individual and IElement Corporation, a Nevada corporation, (the “Settlement Agreement”), the terms of which are incorporated herein by reference.

The laws of the State of Nevada shall govern the form and essential validity of this Note.

Time is of the essence with respect to all Maker’s obligations and agreements under this Note.

This Note and all the provisions, conditions, promises, and covenants hereof shall inure to the benefit of Lender, his successors and assigns, and shall be binding upon the Maker, its successors and assigns.

IN WITNESS WHEREOF, the Maker has caused its duly authorized officers to execute this Note on its behalf as of the date and year first set forth above.

U.S. Wireless Online, Inc.
By: /s/ Rick E. Hughes
Name: Rick E. Hughes
Title: President